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                                                                      Exhibit 99

                                                                  [Premcor logo]

                                                                 Premier People,
                                                           Products and Services

                                  NEWS RELEASE

                                                         Premcor Inc.
                                                         1700 East Putnam
                                                         Suite 500
                                                         Old Greenwich, CT 06870
                                                         203-698-7500
                                                         203-698-7925 fax

                  PREMCOR INC. ANNOUNCES FURTHER RESTRUCTURING

     OLD GREENWICH, Connecticut, September 16, 2002--Premcor Inc. (NYSE: PCO) today announced its plan to restructure and reduce its non-represented workforce at its Port Arthur, Texas and Lima, Ohio refineries, and to make additional staff reductions at its St. Louis administrative office beyond those announced last April. The restructuring will reduce the company's total non-represented workforce by approximately twenty percent. Premcor will record a restructuring charge of approximately $10 million in the third quarter related to this action. Reductions at the refineries will take place in early October, and those in St. Louis will take place by the end of the first quarter of 2003. As in Premcor's previous restructurings, a competitive separation package, including severance pay and career transition assistance, will be provided to all impacted employees.

     Thomas D. O'Malley, Premcor's Chairman, Chief Executive Officer, and President, said, "The U.S. refining market remains under significant pressure after twelve months of difficult conditions. The reduction in workforce announced today is necessary for the long-term financial viability of Premcor. This restructuring will reduce costs by approximately $15 million per annum. Roughly half of these savings are at the operating expense level, and will be visible beginning in the fourth quarter. The balance will be reflected in Premcor's refining and corporate G&A expenses, which should be reduced to approximately $8 million per quarter by the end of the first quarter of 2003."

     O'Malley continued, "In addition to the restructuring, we have taken steps this month to reduce our crude acquisition costs at the Lima Refinery by roughly 20 cents per barrel. Given these and other ongoing improvements to Premcor's operations, we are confident that the company can be profitable in 2003 even if refining margins, crude prices, and light-heavy crude differentials remain at the levels we have seen so far this year."

     Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company's current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and future debt reductions. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements

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are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiaries, Premcor USA Inc. and The Premcor Refining Group Inc., including the company's Form S-1 and the company's and its subsidiaries' quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

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Contacts:
Premcor Inc.
Joe Watson, (203) 698-7510 (Media/Investors)
Karen Davis, (314) 854-1424 (Investors)
Michael Taylor, (314) 719-2304 (Investors)